EXHIBIT (2)(a)

                             PLAN OF CONSOLIDATION

     THIS PLAN OF CONSOLIDATION dated as of November 21, 1994, is made by and between WEST LOOP SAVINGS & LOAN ASSOCIATION, Houston, Texas, a Texas savings and loan association ("West Loop") and CHARTER INTERIM STATE SAVINGS BANK, an interim state savings bank (the "Interim Bank"). The Interim Bank and West Loop are hereafter sometimes referred to collectively as the "Constituent Entities" and individually as a "Constituent Entity."

     Charter and the Interim Bank each have their principal office in Houston, Texas. The Interim Bank is in the process of being organized and chartered through the Texas Savings and Loan Department, and upon issuance of its charter the Interim Bank will have authorized capital stock of 1,000 shares of common stock, par value $1.00 per share (the "Interim Bank Stock").

     Charter and West Loop have entered into an Agreement and Plan of Consolidation dated as of June 24, 1994 (the "Agreement and Plan of Consolidation"), providing for the consolidation of the Interim Bank with West Loop under the Articles of Association of West Loop and upon the terms set forth in the Agreement and Plan of Consolidation and this Plan of Consolidation. In order to consummate such consolidation, the respective Board of Directors of each Constituent Entity deems it advisable and in the best interests of each such Constituent Entity and its respective shareholders that the Interim Bank be consolidated with West Loop in the manner and upon the terms set forth herein, and each such Board of Directors has adopted resolutions approving this Plan of Consolidation and has recommended that the consolidation of the Interim Bank with West Loop (the "Consolidation") be approved and adopted by the shareholders of the Constituent Entities, respectively. Capitalized terms used in this Plan of Consolidation but not defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Consolidation.

     In consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of stating the terms and conditions of the Consolidation, the mode of carrying the same into effect, the manner of converting the shares of common stock, par value $5.00 per share (the "West Loop Stock"), of West Loop issued and outstanding immediately prior to the Effective Time (as defined in Section 13 hereof) into the Consideration specified in
Section 4
                                    (2)(a)-1

hereof, the manner of converting the shares of the Interim Bank Stock issued and outstanding immediately prior to the Effective Time into shares of common stock, par value $5.00 per share, of the Consolidated Bank (as defined in Section 2), and such other details and provisions as are deemed desirable, the parties hereto have agreed and do hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

          1. CONSOLIDATION. The Interim Bank shall consolidate with West Loop under the Articles of Association of West Loop pursuant to the applicable provisions of, and with the effect provided in, the Texas Savings and Loan Act and applicable state and federal banking laws (collectively with the Texas Savings and Loan Act, the "Banking Laws") and other applicable law.

          2. ARTICLES AND BYLAWS. At the Effective Time, the name of the consolidated association (the "Consolidated Bank") shall be "West Loop Savings Association, Houston, Texas," its Articles of Association shall be the Articles of Association of West Loop in effect immediately prior to the Effective Time, a copy of which is attached hereto as Exhibit A, and its Bylaws shall be those of West Loop in effect immediately prior to the Effective Time, a copy of which is attached hereto as Exhibit B.

          3. EFFECTS OF CONSOLIDATION. At the Effective Time, (a) the separate corporate existence of West Loop and the Interim Bank shall, as provided in the Banking Laws and other applicable law heretofore mentioned, be consolidated into and continued in the Consolidated Bank, (b) the Consolidated Bank shall be deemed to be the same association as West Loop and the Interim Bank and (c) the separate existences of West Loop and the Interim Bank shall terminate. The Consolidated Bank shall succeed to and possess all the properties, rights, interests, privileges, powers and franchises and be subject to all debts, liabilities, restrictions, duties and obligations of the Constituent Entities, all without further act or deed to the extent provided by the provisions of the Banking Laws and other applicable law.

          4. CONVERSION OF SHARES. At the Effective Time, and subject to the provisions of this Plan of Consolidation:

          (a) all of the shares of Interim Bank Stock issued and outstanding at the Effective Time shall, by virtue of the Consolidation, automatically and without any action on the part of the holder thereof, be converted into and exchanged for all of the shares of common stock, par value $5.00 per share, of the Consolidated Bank, which shares shall be owned and held by Charter; and

                                    (2)(a)-2

          (b) the shares of West Loop Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Consolidation, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive a cash payment equal to (i) the greater of
(A) $9,300,000 or (B) the product of (x) 110% multiplied by (y) the sum of common stock, retained earnings and undivided profits of West Loop as of March 31, 1994, as set forth or indicated in the March 31 Financial Statements, reduced by $150,000, and (ii) the amount of Adjusted Post- March 31 Earnings (the greater of the amounts set forth in (i) (A) and (B) above plus the amount set forth in (ii) above shall hereinafter be referred to as the "Consideration"). Each holder of West Loop Stock shall be entitled to receive for each share held by such holder an amount equal to (i) the Consideration divided by (ii) the number of issued and outstanding shares of West Loop Stock.

          No conversion under subparagraph (b) above shall be made in respect of any shares of West Loop Stock the holder of which, pursuant to applicable law, is entitled to receive payment pursuant to appraisal rights granted to shareholders of West Loop who dissent from the Consolidation, and such holder shall have only the rights provided under such law (such shares of West Loop Stock with respect to which a dissenting shareholder has perfected appraisal rights being hereafter referred to as "Dissenting Shares").

          5. SURRENDER OF CERTIFICATES; PAYMENT OF THE CONSIDERATION. (a) Each holder of certificates representing shares of West Loop Stock outstanding immediately prior to the Effective Time shall, upon surrender to Charter or its duly authorized agent of such certificates, be entitled to receive in exchange therefor (i) a check representing the Initial Consideration (as defined below) at the Effective Time and (ii) a check representing the Subsequent Consideration (as defined below) upon the terms and subject to the conditions set forth in
Section 7(e). Until so surrendered each outstanding certificate which, prior to the Effective Time, represented shares of West Loop Stock shall be deemed to represent only the right to receive such payment upon such surrender.

          (b) At the Effective Time, Charter shall pay or cause to be paid (i) the amount to be paid pursuant to Section 4(b)(i) and (ii), plus the amount of Estimated Adjusted Second Quarter Earnings (the amounts set forth in (i) and
(ii) above shall hereinafter be referred to as the "Initial Consideration") to each holder of shares of West Loop Stock (other than Charter or any subsidiary of Charter and holders of Dissenting Shares) who surrenders the certificate or certificates representing such shares to Charter or its duly authorized agent, together with the duly executed letter of transmittal. Charter shall not be obligated to pay or cause to be paid the Initial Consideration (and no interest shall be payable in respect thereof) to which any holder of West Loop Stock would otherwise be entitled as a result of the

                                    (2)(a)-3

Consolidation until such holder
surrenders the certificate or certificates representing the shares of West Loop Stock as provided herein, or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be required in each case by Charter. If any payment for shares of West Loop Stock is to be made in a name other than that in which the certificate for such shares surrendered for exchange is registered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall either (i) pay to Charter any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or (ii) establish to the satisfaction of Charter that such tax has been paid or is not payable.

          (c) Upon determination of the amount of Adjusted Post-March 31 Earnings pursuant to Section 7, the shareholders of West Loop who have surrendered in accordance with subparagraph (b) above the certificate or certificates representing the shares of West Loop Stock held by such shareholder shall have the right to receive the amount calculated in accordance with Section 7(e) (the "Subsequent Consideration").

          (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of West Loop of shares of West Loop Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing West Loop Stock are properly presented to Charter, they shall be cancelled and exchanged for the portion of the Consideration as herein provided.

          6. DELIVERY OF PRELIMINARY CLOSING DATE FINANCIAL STATEMENTS; ESCROW ARRANGEMENTS

          (a) Within 10 days prior to the Effective Time, West Loop shall deliver to Charter the Preliminary Closing Date Financial Statements.

          (b) At the Effective Time, Charter shall deposit in escrow pursuant to the terms and provisions of the Escrow Agreement an amount equal to the Estimated Adjusted Post-March 31 Earnings less the amount of Estimated Adjusted Second Quarter Earnings paid to the shareholders of West Loop pursuant to
Section 5(b).

          (c) Within 3 days after determination of the amount of Adjusted Post-March 31 Earnings pursuant to the provisions of Section 7, (i) Charter and the Representative shall instruct the escrow agent under the Escrow Agreement to pay to Charter the amount in cash equal to the amount by which Estimated Post-March 31 Earnings exceeds Adjusted Post-March 31 Earnings or (ii) Charter shall deposit with the escrow agent under the Escrow Agreement an amount in cash equal to the amount by which Adjusted Post-March 31 Earnings exceeds Estimated Post-March 31 Earnings.
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          7. PREPARATION OF CLOSING DATE FINANCIAL STATEMENTS; ADJUSTED
POST-MARCH 31 EARNINGS.

          (a) Within thirty (30) days after the Closing Date, Charter will prepare and deliver to West Loop a draft of the Closing Date Financial Statements setting forth the net income of West Loop for the Interim Period and a calculation of Adjusted Post-March 31 Earnings, which financial statements and calculation shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis and in accordance with the accounting and reporting policies and practices relating to the business, properties or assets of West Loop as maintained by West Loop during the fiscal year ended December 31, 1993 and during the period from January 1 1994 through the Interim Period.

          (b) If the Representative, on behalf of the shareholders of West Loop, has any objection to the calculations of net income and Adjusted Post-March 31 Earnings as provided by Charter pursuant to paragraph (a) above, the Representative will deliver a detailed written statement describing its objections to such calculations and provide its own calculations of such amounts to Charter within fifteen (15) days after receiving such draft Closing Date Financial Statements. Charter and the Representative will use reasonable efforts to resolve any such objections themselves. If Charter and the Representative do not obtain a final resolution within thirty (30) days after Charter has received the written statement of objections from the Representative, Charter and the Representative will select an accounting firm mutually acceptable to them to resolve any remaining objections, which accounting firm shall conduct its review in accordance with generally accepted accounting principles applied on a consistent basis and in accordance with the accounting and reporting policies and practices relating to the business, properties or assets of West Loop as maintained by West Loop during the fiscal year ended December 31, 1993 and during the period from January 1 1994 through the Interim Period. If Charter and the Representative are unable to agree on the choice of an accounting firm, they will select a nationally recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The determination of any accounting firm so selected will be set forth in writing and will be conclusive and binding on the parties. Charter will revise the calculation of net income of West Loop for the Interim Period and Adjusted Post-March 31 Earnings as set forth in the income statement included in the draft Closing Date Financial Statements as appropriate to reflect the resolution of any objections relating to such calculation as provided in this Section 7. The "Closing Date Income Statement" shall mean the income statement included in the draft Closing Date Financial Statements as revised to reflect any revisions pursuant to this
Section 7.

          (c) If Charter and the Representative submit any unresolved objections to an accounting firm for resolution as provided in this Section 7 above, Charter and the shareholders of West Loop will share responsibility for the fees and expenses of the accounting firm as follows:

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              (i) if the accounting firm resolves all of the remaining
objections in favor of Charter, the shareholders of West Loop will be responsible for all of the fees and expenses of the accounting firm;

              (ii) if the accounting firm resolves all of the remaining objections in favor of the shareholders of West Loop, Charter will be responsible for all of the fees and expenses of the accounting firm; and

              (iii) if the accounting firm resolves some of the remaining objections in favor of Charter and the rest of the remaining objections in favor of the shareholders of West Loop, the party whose calculation of Adjusted Post-March 31 Earnings is further from the calculation of Adjusted Post-March 31 Earnings made by such accounting firm will be responsible for all of the fees and expenses of such accounting firm; PROVIDED that if the calculations of Adjusted Post-March 31 Earnings made by Charter and the Representative are within $60,000 of one another, then Charter and the shareholders of West Loop shall divide the fees and expenses of such accounting firm equally.

          (d) West Loop will make the work papers and backup materials used in preparing the December 31 Financial Statements and the March 31 Financial Statements available to Charter and its accountants and other representatives at reasonable times and upon reasonable notice promptly following their availability. Charter will make the work papers and backup materials used in preparing the draft Closing Date Financial Statements available to the Representative and its accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation by Charter of the draft Closing Date Financial Statements pursuant to this Section 7, (B) the review of the draft income statement included in the draft Closing Date Financial Statements and (C) the resolution by the parties of any objection thereto.

          (e) Upon determination of the amount of Adjusted Post-March 31 Earnings pursuant to the preceding provisions of this Section 7, the shareholders of West Loop shall be entitled to receive in accordance with
Section 5 the aggregate amount equal to the Adjusted Post-March 31 Earnings calculated pursuant to this Section 7 less the amount of Estimated Adjusted Second Quarter Earnings paid to the shareholders of West Loop pursuant to
Section 5(b).

          8. DIRECTORS; OFFICERS. At the Effective Time, the Board of Directors and the officers of the Consolidated Bank shall consist of those persons holding such offices for the Interim Bank immediately prior to the Effective Time.

          9. NECESSARY APPROVALS. This Plan of Consolidation has bee submitted to, approved and adopted by the shareholders of West Loop and the Interim Bank, respectively, at a special meeting called and held, or by action without meeting, in accordance with the applicable provisions of law and the respective articles of association and bylaws of each

                                    (2)(a)-6

of West Loop and the Interim Bank. The Constituent Entities shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Consolidation on the terms provided herein, including, without limitation, the preparation and submission of any applications or notifications to the appropriate federal agency or agencies for approval of the Consolidation under the provisions of the applicable Banking Laws and other applicable laws.

          10. CONDITIONS PRECEDENT. Consummation of the Consolidation is conditioned upon the satisfaction or waiver of all conditions set forth in Sections 7.01, 7.02 and 7.03 of the Agreement and Plan of Consolidation and the terms and conditions of the Plan of Consolidation.

          11. TERMINATION OF CONSOLIDATION. This Plan of Consolidation may be terminated and abandoned by mutual consent of the Boards of Directors of West Loop, the Interim Bank and Charter at any time prior to the Effective Time, whether before or after any shareholder action by either Constituent Entity, and may also be terminated and abandoned as provided in the Agreement and Plan of Consolidation. Upon termination as provided in this Section 11, this Plan of Consolidation shall be void and of no further effect, and there shall be no liability by reason of this Plan of Consolidation or the termination thereof on the part of West Loop, the Interim Bank or Charter, or the directors, officers, employees, agents or shareholders of any of them, except as provided in the Agreement and Plan of Consolidation.

          12. SERVICE OF PROCESS. The Consolidated Bank may be served with process in the State of Texas in any proceeding for enforcement of any obligation of West Loop or the Interim Bank, including a suit or other proceeding to enforce the right of any shareholders of West Loop as determined in appraisal proceedings pursuant to applicable banking laws, and the Secretary of State of the State of Texas is hereby appointed as its agent to accept service of process in any such suit or other proceedings. Any such service of process shall be mailed by the Secretary of State of the State of Texas to Charter National Bank-Houston, c/o Charter Bancshares, Inc., 2600 Citadel Plaza Dr., Suite 100, Houston, Texas 77008, Attention: Mark T. Giles.

          13. EFFECTIVE TIME. Subject to the terms of and upon satisfaction of all requirements of law and the conditions specified in this Plan of Consolidation and the Agreement and Plan of Consolidation, the Consolidation shall become effective as soon as practicable after receipt of the certificate(s) evidencing approval of the transactions contemplated hereby by all applicable regulatory agencies (the "Effective Time").

                                    (2)(a)-7

          14. DEFINITIONS. For purposes of this Agreement, the following words and terms shall have the respective meanings set forth below:

              "ADJUSTED POST-MARCH 31 EARNINGS" shall mean net after-tax income, if any, of West Loop during the Interim Period, less the sum of:

              (A) any cash dividends paid with respect to the capital stock of West Loop during the Interim Period (which dividends shall not exceed the net income of West Loop for such period);

              (B) the amount of unearned discount (excluding any unearned discount that is recognized upon the full or partial prepayment of any loan as addressed in subparagraph (C) below) on purchased Loans accreted or recognized by West Loop during the Interim Period, multiplied by sixty-five percent (65%), reduced by the amount of income taxes otherwise payable absent this adjustment;

              (C) the excess, if any, of (1) the aggregate amount of previously unearned discount on purchased Loans that is recognized as income by West Loop during the Interim Period as a result of prepayments of purchased Loans in the normal course of business without solicitation or encouragement by West Loop or any representative, Affiliate, officer or employee of West Loop or any other Person acting on behalf of West Loop, over (2) $1,000,000, which excess shall then be reduced by the amount of income taxes otherwise payable absent this adjustment; and

              (D) with respect to any purchased Loan that is sold during the Interim Period (but excluding any prepayments or payoffs) as permitted by Section 6.01(d) of the Agreement and Plan of Consolidation, the excess of (x) the gain recognized by West Loop as a result of such sale, over (y) the amount that West Loop would have recognized as income as a result of accretion of discount with respect to such Loan during such period in the ordinary course had such sale not occurred and assuming no prepayment or payoff would have occurred. The amount of the foregoing adjustment shall be reduced by the amount of income taxes otherwise payable absent this adjustment.

              For purposes of this definition, "net income" of West Loop shall not include or reflect any gains or losses from securities transactions effected by or on behalf of West Loop.


              "ESTIMATED ADJUSTED SECOND QUARTER EARNINGS" shall mean, based upon the Preliminary Closing Date Financial Statements, net after-tax income, if any, of West Loop during the Second Quarter, less the sum of:
                                    (2)(a)-8

              (A) any cash dividends paid with respect to the capital stock of West Loop during the Second Quarter (which dividends shall not exceed the net income of West Loop for such period);

              (B) the amount of unearned discount (excluding any unearned discount that is recognized upon the full or partial prepayment of any loan as addressed in subparagraph (C) below) on purchased Loans accreted or recognized by West Loop during the Second Quarter, multiplied by sixty-five percent (65%), reduced by the amount of income taxes otherwise payable absent this adjustment;

              (C) the excess, if any, of (1) the aggregate amount of previously unearned discount on purchased Loans that is recognized as income by West Loop during the Second Quarter as a result of prepayments of purchased Loans in the normal course of business without solicitation or encouragement by West Loop or any representative, Affiliate, officer or employee of West Loop or any other Person acting on behalf of West Loop, over (2) $1,000,000, which excess shall then be reduced by the amount of income taxes otherwise payable absent this adjustment; and

              (D) with respect to any purchased Loan that is sold during the Second Quarter (but excluding any prepayments or payoffs) as permitted by Section 6.01(d) of the Agreement and Plan of Consolidation, the excess of (x) the gain recognized by West Loop as a result of such sale, over (y) the amount that West Loop would have recognized as income as a result of accretion of discount with respect to such Loan during such period in the ordinary course had such sale not occurred and assuming no prepayment or payoff would have occurred. The amount of the foregoing adjustment shall be reduced by the amount of income taxes otherwise payable absent this adjustment.

              For purposes of this definition, "net income" of West Loop shall not include or reflect any gains or losses from securities transactions effected by or on behalf of West Loop.

              "CLOSING DATE FINANCIAL STATEMENTS" shall mean financial statements of West Loop as of the Cut Off Date and for the Interim Period then ending (and without giving effect to the Consolidation) delivered pursuant to Section 7 and consisting of (a) a balance sheet,
          (b) an income statement and (c) a statement of changes in retained earnings and shareholders' equity.

              "CUT OFF DATE" shall mean the last day of the calendar month immediately preceding the month in which the Effective Time occurs.

                                    (2)(a)-9

              "ESTIMATED ADJUSTED POST-MARCH 31 EARNINGS" shall mean the amount of Adjusted Post-March 31 Earnings calculated at the Effective Time based upon the Preliminary Closing Date Financial Statements.

              "INTERIM PERIOD" shall mean the period from and including April 1, 1994 and ending on the Cut Off Date.

              "PRELIMINARY CLOSING DATE FINANCIAL STATEMENTS" shall mean financial statements of West Loop (i) as of the Cut Off Date and for the Interim Period then ending (without giving effect to the Consolidation) and (ii) as of the Second Quarter (without giving effect to the Consolidation), delivered pursuant to Section 6 and consisting of (a) a balance sheet, (b) an income statement and (c) a statement of changes in retained earnings and shareholders' equity.

              "SECOND QUARTER" shall mean the period from and including April 1, 1994 and ending on June 30, 1994.

          IN WITNESS WHEREOF, West Loop and the Interim Bank have caused this Plan of Consolidation to be executed under the respective seals of each as of the date first above written.

                                  WEST LOOP SAVINGS ASSOCIATION, HOUSTON, TEXAS

                                  By:  /s/ SAM J. CALIVA
                                           Sam J. Caliva, Chairman of the Board


                                  CHARTER INTERIM STATE SAVINGS BANK

                                  By:  /s/ MARK T. GILES
                                           Mark T. Giles, President

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